Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000
For more information:
Joe Weigel Communications Manager (800) CELADON Ext. 27006 (317) 972-7006 Direct jweigel@celadontrucking.com	February 1, 2017

CELADON GROUP REPORTS DECEMBER QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months and six months ended December 31, 2016, the second fiscal quarter of the Company’s fiscal year ending June 30, 2017.

Financial Results

Revenue decreased $9.7 million, or 3.5% to $265.7 million in the December 2016 quarter from $275.4 million in the December 2015 quarter.  Freight revenue, which excludes fuel surcharges, decreased $7.0 million, or 2.8%, to $242.3 million in the December 2016 quarter from $249.3 million in the December 2015 quarter.  Net income decreased $5.3 million, to $1.3 million in the 2016 quarter from $6.6 million for the same quarter last year.  Operating income decreased $11.2 million, to $2.9 million in the December 2016 period from $14.1 million from the same quarter last year.  Earnings per diluted share decreased to $0.05 in the December 2016 quarter from $0.24 for the same quarter last year.

Revenue for the six months ended December 31, 2016 decreased 2.0%, to $530.8 million from $541.5 million for the same period last year.  Freight revenue decreased 0.7%, to $483.8 million in the December 2016 period from $487.1 million in the December 2015 period.  The Company posted a loss of $1.6 million in the December 2016 period compared with net income of $18.0 million for the same period last year.  Earnings (loss) per diluted share were ($0.06) in the December 2016 period compared with $0.64 for the same period last year.

The decline in net income and earnings per share for the December 2016 quarter was attributable to several factors.  The largest component was an approximately $5.0 million, or 12 cents per diluted share, decline in gain on disposition of equipment.  This decline related to discontinuing sales of equipment by our Quality Companies subsidiary, sale of fewer tractors and trailers formerly used in our trucking operations, and lower gain on sale per unit due to a weak market for used revenue equipment.  The comparison was particularly difficult because the December 2015 quarter included $45 million in tractor sales by Quality and the December 2016 quarter included zero as the business model changed after a sharp drop in the market in 2015.  The other factors were related to cost pressures in fuel, insurance, and equipment expense, which more than offset a $1.8 million income from our prior ownership of 19th Capital.

Although our financial results for the quarter were disappointing, we achieved several goals during the quarter that we expect to provide support for future improvements:

•	Successful consummation of our non-controlled joint venture, 19th Capital Group.
•
Contributed the asset intensive Quality revenue equipment sales and leasing business to 19th Capital Group, to complete the conversion of Quality to a recurring revenue asset light business with little ongoing capital investment.

•	Sold equipment recorded under assets held for sale, leasing assets held for sale, and leasing assets.
•	Reduced net debt by approximately $64 million during the December quarter.
•	Collected the $31.8 million amount previously recorded under "Other assets".
•	Reallocated approximately 45 tractors from our less profitable irregular route truckload business into more profitable operations.

With the joint venture transaction successfully closed, an improvement in the freight market widely expected during 2017, and an operating plan focused on optimizing the allocation of irregular route loads between our asset based and logistics divisions, we expect improved results with the beginning of our 2018 fiscal year.

Trucking Operations

The results of our trucking operations varied according to business niche during the quarter.  Our more specialized businesses, such as short-haul regional, bulk, and dedicated, produced solid profitability during the quarter.  However, our irregular route, dry van trucking business experienced an operating loss due to weak demand, rate pressure from customers, and increasing costs.  Our plan for 2017 is to maintain or grow the specialized businesses, increase our allocation of assets to dedicated contracts, right size the irregular route fleet, and handle non-core irregular route lanes through our non-asset based logistics unit.

Overall, our operating metrics were mixed.  Revenue per loaded mile (excluding fuel surcharge) decreased $0.01, or 0.4%, from the December 2015 quarter, and empty miles percentage increased slightly.  On a sequential basis, revenue per loaded mile increased $0.05, or 2.5%, primarily due to surge pricing and volumes related to the holiday season, which allowed for decreased dependability on the spot market.   Average miles per seated tractor per week increased 57 miles per truck per week, compared to the December 2015 quarter but decreased 30 miles compared to the September 2016 quarter. Average revenue per seated tractor per week improved sequentially and compared with the 2015 quarter.

During the December 2016 quarter, company miles were approximately 73.6 million miles and owner operator miles were approximately 35.4 million miles compared with 76.5 million company miles and 41.0 million owner operator miles during the 2015 quarter.  The reduction in total miles resulted from a decrease of 540 in seated truck count compared to the December 2015 quarter (decrease of 249 company trucks and 291 owner operators), primarily due to a planned downsizing of our fleet based on weak freight demand. We anticipate the March quarter to be down approximately 200 additional trucks from December quarter’s average with further decisions about fleet size to be made as the year develops.

For the balance of calendar 2017, we intend to manage the fleet size and focus on asset utilization while managing yields as effectively as possible and planning for the expected improvement in freight market dynamics in the second half of 2017. To improve fixed cost absorption, we intend to continue to seek ways to improve company truck utilization, which may consist of turning down existing business in lanes with long delivery windows or converting company solos hauling one-way truckload to two-person driver teams. In January, we implemented a utilization based incentive pay package to increase recruiting efforts for team drivers.

Asset light revenue decreased 6.0%, or $2.0 million from the December 2015 quarter, to $31.0 million.  To further our operational goals to drive a denser freight network, as we move through the 2017 bid season, we will bid any lanes outside of our core network for only our asset light business, in order to continue to drive margin, without impacting asset operating metrics.

Other revenue, as broken out in key operating statistics, increased $11.8 million from the December 2015 quarter.  Approximately $4.0 million of the increase related to a change in presentation due to the newly signed service agreements for Quality’s third party maintenance business and maintenance servicing for the leasing portfolio. Correspondingly, there are other expenses related to the maintenance service offering of approximately $3.5 million, of which, $2.5 million is within operating supplies and maintenance expense. Going forward, business related to Quality’s maintenance services will be reported on a gross basis through other revenue and expense.   Special holiday project revenue is also reported within other revenue, which was $4.4 million in the December 2016 quarter, compared to $4.7 million compared to the December 2015 quarter. Other revenues associated with Quality’s leasing services business increased approximately $5.0 million compared to last December quarter.  The balance of the increase was related to increased revenue related to local and dedicated business.

Additionally, net fuel expense, insurance and claims expense, and equipment ownership costs negatively impacted our operating margin compared to the December 2015 quarter.  Although we reduced the number of operating company trucks and company miles, net fuel expense increased due to higher fuel prices and less fuel surcharge recovery.  The quarter reflected higher insurance premium expense in addition to a higher amount of cargo and liability claims expense.  This is an area we are combatting with increased focus on risk mitigation related to both volume and severity of claims.  Total equipment costs, defined as revenue equipment rental and depreciation and amortization expense, increased compared with the 2015 quarter primarily because of increased rental cost related to the trailer sale leaseback transaction completed in June 2016.   Sequentially, these costs decreased to $26.2 million for the December 2016 quarter, compared to $28.9 million for the September 2016 quarter, as a result of fleet downsizing.

Quality Companies – Equipment Leasing and Servicing & 19th Capital Group

As previously announced, on December 30, 2016, Celadon and Element Financial entered into a joint venture, 19th Capital Group, which combined the leasing portfolios of leasing assets managed by Quality Companies, into one entity.  As a result of the transaction, Celadon was able to sell or contribute the assets previously held on the balance sheet in revenue equipment held for sale, leased assets held for sale, and leased assets.  Celadon’s investment into 19th Capital was $100 million, which included $35.3 million in cash, $63.6 million in net equipment assets, and a credit of $1.1 million for undistributed cash in the previous minority owned 19th Capital.  Celadon also received net cash of $57.8 million at closing, which was used to pay down debt.  Shortly before closing of the joint venture, the previous ownership structure of 19th Capital was redeemed, and Celadon recognized income of $1.8 million related to the minority ownership in that entity.

Going forward, Quality Companies will service the leasing portfolio of 19th Capital in exchange for a monthly servicing fee per tractor.  We will record 49.999975% of the joint venture’s income or loss under "income (loss) from minority investment" on the income statement.  We do not expect to have any material equipment sales and purchases related to the leasing business going forward.  However, Quality will continue to dispose of equipment previously used within the trucking operation. The trucking operation will continue to acquire assets separately for its operational needs.

Balance Sheet, Debt, and Cash Flow

At December 31, 2016, we had $371.0 million of stockholders' equity and $374.4 million of debt and capitalized lease obligations, net of $6.1 million in cash.  Our earnings before interest, taxes, depreciation, and amortization were $95.6 million for the twelve months ended December 31, 2016.  At December 31, 2016, we had $113.9 million drawn under our $250 million revolving line of credit, which was reduced from $300 million on December 30, 2016 as the capital intensive portion of the leasing business was discontinued.  At December 31, 2016, we were in compliance with the covenants under our revolving credit facility.

Operating cash flows, excluding net proceeds from the joint venture transactions and associated equipment dispositions, were approximately $9.1 million for the six months ended December 31, 2016 and $18.1 million for the three months ended December 31, 2016.  Net capital expenditures for the balance of the fiscal year are expected to be approximately $10-15 million.

Dividend

On January 31, 2017, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending March 31, 2017.  The quarterly cash dividend of two cents per share of common stock will be payable on April 21, 2017 to shareholders of record at the close of business on April 7, 2017.

Conference Call Information

Participants can pre-register for the conference call which will be held on February 2, 2017 at 11:00 AM EST by navigating to Celadon's Investor Relations Website, http://investors.celadontrucking.com, under the report center menu option.  For those without internet access or unable to pre-register may join the conference by dialing 1-1-800-697-3291.  A webcast replay will be available through April 1, 2017 at http://investors.celadontrucking.com.

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-protect, flatbed and expedited freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended		For the six months ended
	December 31,		December 31,
	2016	2015	2016	2015

REVENUE:
Freight revenue	$242,349	$249,311	$483,818	$487,123
Fuel surcharge revenue	23,376	26,088	46,947	54,397
Total revenue	265,725	275,399	530,765	541,520

OPERATING EXPENSES:
Salaries, wages, and employee benefits	79,484	85,877	162,291	167,354
Fuel	27,311	26,688	53,608	54,416
Purchased transportation	85,614	93,948	175,906	182,978
Revenue equipment rentals	9,184	2,201	18,652	4,423
Operations and maintenance	22,108	18,243	41,258	35,849
Insurance and claims	9,091	7,709	17,347	14,637
Depreciation and amortization	16,976	19,187	36,308	40,788
Communications and utilities	2,578	2,611	4,998	4,955
Operating taxes and licenses	4,731	5,532	9,180	10,504
General and other operating	6,289	4,803	11,429	9,085
Gain on disposition of equipment	(507)	(5,479)	(1,768)	(18,721)
Total operating expenses	262,859	261,320	529,209	506,268

Operating income	2,866	14,079	1,556	35,252

Interest expense	2,988	3,758	6,291	6,910
Interest income	---	---	---	---
Other (income) expense, net	(40)	21	13	121
Income from equity method investment	(1,824)	---	(1,955)	---
Income before income taxes	1,742	10,300	(2,793)	28,221
Income tax expense	457	3,685	(1,226)	10,239
Net income	$1,285	$6,615	$(1,567)	$17,982

Income per common share:
Diluted	$0.05	$0.24	$(0.06)	$0.64
Basic	$0.05	$0.24	$(0.06)	$0.65

Diluted weighted average shares outstanding	28,219	27,940	28,214	27,953
Basic weighted average shares outstanding	27,639	27,480	27,627	27,467

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2016 and June 30, 2016
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	December 31,	June 30,
ASSETS	2016	2016

Current assets:
Cash and cash equivalents	$6,138	$9,077
Trade receivables, net of allowance for doubtful accounts of $1,716 and $1,588 at December 31, 2016 and June 30, 2016, respectively	133,784	134,572
Prepaid expenses and other current assets	50,305	38,498
Tires in service	4,201	3,175
Leased revenue equipment held for sale	---	24,937
Revenue equipment held for sale	---	44,876
Income tax receivable	201	473
Total current assets	194,629	255,608
Property and equipment, net of accumulated depreciation and amortization of $161,537 and $142,423 at December 31, 2016 and June 30, 2016, respectively	610,777	636,733
Leased assets, net of accumulated depreciation and amortization of $0 and $9,717 at December 31, 2016 and June 30, 2016, respectively	---	99,300
Tires in service	4,167	3,603
Goodwill	62,451	62,451
Investment in unconsolidated companies	---	2,253
Investment in joint venture	100,000	---
Other assets	9,698	43,342
Total assets	$981,722	$1,103,290

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$22,852	$26,499
Accrued salaries and benefits	14,612	17,090
Accrued insurance and claims	21,863	20,727
Accrued fuel expense	6,451	8,258
Accrued purchase transportation	17,335	22,046
Lease servicing liabilities	11,526	15,918
Other accrued expenses	28,911	29,560
Current maturities of capital lease obligations	84,351	51,397
Total current liabilities	207,901	191,495
Long term debt, net of current maturities	114,507	152,032
Capital lease obligations, net of current maturities	181,608	247,383
Other long term liabilities	---	22,227
Deferred income taxes	106,676	109,138
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 28,709 and 28,715 shares at September 30, 2016 and June 30, 2016, respectively	948	948
Treasury stock at cost; 500 shares at December 31, 2016 and June 30, 2016, respectively	(3,453)	(3,453)
Additional paid-in capital	199,896	198,576
Retained earnings	215,384	218,056
Accumulated other comprehensive loss	(41,745)	(33,112)
Total stockholders' equity	371,030	381,015
Total liabilities and stockholders' equity	$981,722	$1,103,290

Key Operating Statistics

	For the three months ended		For the six months ended
	December 31,		December 31,
	2016	2015	2016	2015
Average revenue per loaded mile (*)	$1.909	$1.917	$1.885	$1.891
Average revenue per total mile (*)	$1.617	$1.629	$1.592	$1.621
Average revenue per tractor per week (*)	$2,847	$2,775	$2,859	$2,842
Average miles per seated tractor per week(**)	1,761	1,704	1,796	1,753
Average seated line-haul tractors (**)	4,774	5,314	4,817	5,128
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$199,701	$217,816	$405,090	$433,279
Asset Light Revenue	30,954	32,943	62,608	63,527
Intermodal Revenue	8,767	10,177	18,334	21,308
Other Revenue	26,303	14,463	51,302	23,406
Total Revenue	$265,725	$275,399	$537,334	$541,520
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

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